Exhibit CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in the Registration Statement on Form S-8 of Southwest Airlines Co. (No. 333-279876) of our report dated June 26, 2026, with respect to the statements of net assets available for benefits of the Southwest Airlines Co. Retirement Savings Plan as of December 31, 2025, and 2024, the related statement of changes in net assets available for benefits for the year ended December 31, 2025, and the Form 5500, Schedule H, Part IV, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2025, which report appears in the December 31, 2025 Annual Report on Form 11-K of the Southwest Airlines Co. Retirement Savings Plan. Kansas City, Missouri June 26, 2026 CBIZCPAS.COM